EXHIBIT 99.1

Compass Minerals International, Inc. Announces Third-Quarter Results;
     Company Releases Valuation Allowance for Deferred Tax Assets

    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Nov. 10, 2004--Compass
Minerals International, Inc. (NYSE:CMP), a leading producer and marketer of salt and specialty potash, reported the following third-quarter results:

    -- Sales increased 15 percent year-over-year as a result of volume growth and price improvements across all product groups.

    -- Sulfate of potash (SOP) sales increased 43 percent over the third quarter of 2003.

    -- Bidding for the 2004-2005 highway-deicing season has nearly concluded with Compass Minerals modestly increasing its volume over the 2003-2004 bid season and increasing its bid prices an average of nearly five percent. The company expects approximately half of the price improvement to be offset by higher transportation costs.

    -- Net income was $5.5 million or $0.17 per diluted share including a non-cash $11.1 million benefit from the partial release of the valuation allowance for deferred tax assets. Excluding special items, the company reported a net loss of $5.1 million, or $0.17 per share.

    -- The company's routine review of its valuation allowance for deferred tax assets resulted in adjustments in the non-cash allowance in all prior periods.

    -- Compass made a voluntary $10 million principal repayment of its term loan.

    -- The company's board of directors declared a regular quarterly dividend of $0.25 per share payable on December 15, 2004, to shareholders of record on December 1.

    "We're seeing solid, steady growth in our salt product lines and significant increases in our sulfate of potash business," commented Michael E. Ducey, Compass Minerals president and CEO. "We're in a strong position moving into the fourth quarter, and we're ready to handle the first winter storms."

======================================================================
                          Financial Results
                     (in millions except for EPS)
======================================================================
                                 Three months ended  Nine months ended
                                   September 30,       September 30,
                                 ------------------ ------------------
                                             2003               2003
                                   2004    Restated   2004    Restated
                                 -------- --------- -------- ---------
 Gross sales                      $111.7     $97.1   $459.1    $398.5
 Gross sales less shipping and
  handling
 (product sales)                    83.9      73.0    334.2     289.2
Income tax expense (benefit)       (12.2)     (4.1)    (3.1)     (2.8)
 Net income (loss) available for
  common stock                       5.5      (6.3)    29.9      22.1
 Net income (loss) available for
  common stock, excluding
  special items                     (5.1)     (7.6)    19.6      10.1
 Diluted EPS(a)                     0.17     (0.21)    0.93      0.64
 Diluted EPS, excluding special
  items(a)                         (0.17)    (0.25)    0.61      0.29
 EBITDA                             18.8      16.9    103.1      84.0
 Adjusted EBITDA                    22.7      18.5    108.1      86.6

(a)Negative EPS is not diluted

    Salt sales were $94.4 million for the quarter, an increase of 11 percent over the prior year. Highway-deicing shipments increased 14 percent due to growth in rock salt sales to chemical producers. General Trade shipments were slightly higher than the prior year, and early-summer price increases helped improve pricing by an average of five percent. The year-over-year weakening of the U.S. dollar versus the Canadian dollar and the British pound also created a $1.8 million benefit to reported sales.
    Sulfate of potash sales increased to $17.3 million compared to $12.1 million for the third quarter of 2003. Shipments grew 29 percent as a result of the company's efforts to expand the SOP market as well as Compass's December 2003 acquisition of IMC Global's SOP marketing business. Pricing improved 10 percent year-over-year reflecting previously announced price increases. The company recently announced a $20 per ton SOP price increase that will begin taking effect in January 2005.

======================================================================
                         Selected Sales Data
======================================================================
                                  Three months ended Nine months ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                    2004     2003      2004     2003
                                  -------- --------- --------- -------
Sales Volumes (in thousands of
 tons):
Highway deicing..................   1,219     1,068     6,744   6,355
General trade....................     692       677     2,107   2,042
Specialty potash.................      76        59       276     183
Average Sales Price (per ton):
Highway deicing..................  $26.39    $25.31    $30.07  $28.77
General trade....................   89.97     85.42     92.40   86.64
Specialty potash.................  227.09    206.34    223.53  211.84
----------------------------------------------------------------------

    Compass's natural gas hedging program helped the company successfully contain production costs again in the third quarter. The company's gas needs are 90 percent hedged through the end of the year, so fourth-quarter costs are expected to be approximately $0.4 million more than in the fourth quarter of 2003.
    Selling, general and administrative expenses increased by $2.1 million to $13.3 million reflecting new public-company expenses, higher general liability insurance costs and the impact of foreign exchange rates on Canadian and U.K. expenses.
    Compass incurred other charges of $0.6 million for the secondary offering that closed on July 14 and the shelf registration that was filed on September 27.
    The company recorded a non-cash foreign exchange loss of $3.3 million, or $0.08 per share after tax, in the quarter compared to a non-cash foreign exchange loss of $1.6 million, or $0.04 per share after tax, in the third quarter of 2003.
    Interest expense for the third quarter was $15.4 million, of which $5.9 million is a non-cash accrual for payment-in-kind interest on the company's senior subordinated discount notes and its senior discount notes.
    Also during the quarter, the company recorded a non-cash benefit to earnings of $11.1 million as a result of the release of part of the company's valuation allowance against deferred tax assets. The reversal followed a routine assessment of the valuation allowance by the company, which established that the non-cash valuation allowance should be released because Compass's improving performance indicates that the company will be able to use the majority of its net operating loss carryforwards. The release of this valuation allowance will have no impact on cash flows from operations, income before income taxes, cash taxes or the company's ability to use its carryforwards to reduce its tax obligations in the future.
    As part of the assessment, Compass reevaluated its deferred income tax accounts and the related valuation allowance in prior periods against applicable accounting guidance. This process resulted in changes in the non-cash valuation allowance in all prior periods. The accounting adjustments have no impact on cash taxes, cash flows from operations, or income before income taxes in any affected period, but increased or decreased net income available for common stock in the prior periods as follows (unaudited): $5.1 million in 2003, ($1.9) million in 2002, $9.5 million in 2001, and $3.3 million cumulative prior to 2001. Net income available for common stock for the third quarter and first nine months of 2003 increased by $1.3 million and $3.8 million respectively.
    Net income for the first and second quarters of 2004 was not affected. The company will promptly file restated financial statements for 2001 through 2003, including applicable quarterly financial information.
    Compass's book tax rate, excluding the non-cash $11.1 million benefit, is anticipated to be approximately 30 percent for 2004 and to increase modestly in 2005 as a result of these changes, but the company's cash tax rate and payments will not change.
    Through September 30, 2004, cash flow from operations was $86.8 million, an increase of $35.4 million over the same period in 2003. Capital expenditures are $16.4 million year to date, and the company continues to anticipate capital expenditures of $25 to $27 million for the full year. Compass's debt at September 30, 2004, stood at $573.5 million and debt net of cash was $565.2, a decline of $26.9 million and $32.6 million from December 31, 2003.

    Earnings Call

    Compass Minerals International will discuss its third-quarter financial results on a conference call tomorrow, November 11, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company's Web site at www.CompassMinerals.com or dial 877-228-7138. Outside of the U.S. and Canada, callers may dial 706-643-0377. Replays of the call will be available on the company's Web site for two weeks. The replay can also be accessed by phone for seven days at 800-642-1687, Conference ID 1660105. Outside of the U.S. and Canada, callers may dial 706-645-9291.

    About Compass Minerals International

    Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates nine production facilities, including the largest rock salt mine in the world in Goderich, Ontario. The company's product lines include salt for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf.

    Non-GAAP Measures

    EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA (EBITDA adjusted for special items and other income/expense) are non-GAAP measures. They are not recognized in accordance with generally accepted accounting principles
(GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, such measures may not be comparable to the calculation of these measures by other companies.
    Management believes that these non-GAAP measures can assist investors in understanding our cost structure, cash flows and financial position. Management further believes that it is helpful to provide an analysis of our ability to satisfy our debt service, capital expenditures and working capital requirements in terms of EBITDA and adjusted EBITDA. The company's financial covenants and ratios in our senior credit facilities and indentures are also tied to measures that are calculated by adjusting EBITDA as described below.

======================================================================
                    Adjusted EBITDA Reconciliation
                            (in millions)
======================================================================
                                 Three months ended  Nine months ended
                                   September 30,       September 30,
                                 ------------------ ------------------
                                             2003               2003
                                   2004    Restated   2004    Restated
                                 -------- --------- -------- ---------
Net income (loss)...............    $5.5     $(6.3)   $29.9     $15.1
 Income tax expense (benefit)...   (12.2)     (4.1)    (3.1)     (2.8)
 Interest expense..............     15.4      15.5     45.9      40.5
 Depreciation, depletion and
  amortization..................    10.1      11.8     30.4      31.2
                                 -------- --------- -------- ---------
EBITDA..........................   $18.8     $16.9   $103.1     $84.0
Adjustments to income from
 operations:
 Other charges(1)...............     0.6       ---      1.0       ---
 Other (income) expense(2)......     3.3       1.6      4.0       2.6
                                 -------- --------- -------- ---------
Adjusted EBITDA.................   $22.7     $18.5   $108.1     $86.6
                                 ======== ========= ======== =========

(1) "Other charges" includes costs for a secondary offering of our common stock that closed in July 2004 and for the Form S-1 filed with the Securities and Exchange Commission (SEC) in September 2004. The shares sold in the July offering were previously held by stockholders and we did not receive any proceeds from the sale.

(2) "Other (income) expense" primarily includes $1.1 million of costs related to amending the senior credit facility (second quarter of 2003), a $1.9 million gain on the early extinguishment of debt (second quarter of 2003), interest income, and non-cash foreign exchange gains and losses in all periods.

======================================================================
 Reconciliation for Net Income Available for Common Stock, Excluding
                             Special Items
                            (in millions)
======================================================================
                                  Three months ended Nine months ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                             2003               2003
                                   2004    Restated   2004    Restated
                                  ------- ---------- ------- ---------
Net income (loss) available for
 common stock....................   $5.5      $(6.3)  $29.9     $22.1
  Plus (less) special items:
    Release of deferred tax asset
     valuation allowance(a)......  (11.1)      (1.3)  (11.1)     (3.8)
    Public offering costs, net of
     tax(b)......................    0.5        ---     0.8       ---
    Gain on redemption of
     preferred stock(c)..........    ---        ---     ---      (8.2)
                                  ------- ---------- ------- ---------
Net income (loss) available for
 common stock, excluding special
 items...........................  $(5.1)     $(7.6)  $19.6     $10.1

(a) We recorded a non-cash benefit to earnings of $11.1 million in the third quarter of 2004 due to the release of part of the company's valuation allowance for deferred tax assets. Amounts in 2003 represent non-cash changes to the valuation allowance for deferred tax assets.

(b) We incurred pretax costs of $0.4 million in each of the second and third quarters of 2004 for a secondary offering of our common stock that closed in July 2004, and $0.2 million in the third quarter of 2004 for a Form S-1 filed with the SEC in September 2004. The shares sold in the July 2004 offering were previously held by stockholders and we did not receive any proceeds from the sale. These items are presented net of tax.

(c) We recorded an $8.2 million gain on redemption of preferred stock resulting from the repurchase of 14,704 shares of mandatorily redeemable preferred stock in June 2003. The gain was treated as an increase to net income available for common stock.


                 COMPASS MINERALS INTERNATIONAL, INC.
           CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                   (in millions, except share data)

                            Three months ended     Nine months ended
                               September 30,         September 30,
                           --------------------  --------------------
                                         2003                   2003
                               2004    Restated      2004     Restated
                             --------  ---------   --------   --------

Sales.....................     $111.7      $97.1     $459.1    $398.5
Cost of sales - shipping
 and handling.............       27.8       24.1      124.9     109.3
Cost of sales - products..       58.0       55.1      216.2     199.5
                               ------    -------     ------    ------

  Gross profit............       25.9       17.9      118.0      89.7
Selling, general and
 administrative expenses..       13.3       11.2       40.3      34.3
Other charges.............        0.6        ---        1.0       ---
                               ------    -------     ------    ------

  Operating earnings......       12.0        6.7       76.7      55.4
Other (income) expense:
  Interest expense........       15.4       15.5       45.9      40.5
  Other, net.............         3.3        1.6        4.0       2.6
                               ------    -------     ------    ------
Income (loss) before
 income taxes.............       (6.7)     (10.4)      26.8      12.3
Income tax expense
 (benefit)................      (12.2)      (4.1)      (3.1)     (2.8)
                               ------    -------     ------    ------

Net income (loss).........        5.5       (6.3)      29.9      15.1

Dividends on preferred
 stock....................        ---        ---        ---       1.2
Gain on redemption of
 preferred stock..........        ---        ---        ---      (8.2)
                               ------    -------     ------    ------

Net income (loss)
 available for common
 stock....................       $5.5      $(6.3)     $29.9     $22.1
                                ======    ======     ======    ======
Net income (loss)
 per share, basic.........      $0.18     $(0.21)     $0.98     $0.66
Net income (loss)
 per share, diluted.......       0.17      (0.21)      0.93      0.64
Cash dividends per
 share, common............       0.25        ---       0.69      2.85

Basic weighted-
 average shares
 outstanding.............. 30,785,285 30,029,932 30,514,439 33,265,989
Diluted weighted-
 average shares
 outstanding.............. 32,273,436 30,029,932 32,224,950 34,620,505


                 COMPASS MINERALS INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
                             (in millions)

                                                          December 31,
                                            September 30,     2003
                                                 2004       Restated
                                            ------------- ------------
                  ASSETS
                 --------
  Cash and cash equivalents................         $8.3         $2.6
  Receivables, net.........................         64.5        117.4
  Inventories..............................        113.4         96.7
  Other current assets.....................          3.4          3.7
  Property, plant and equipment, net.......        398.2        410.0
  Intangible assets - mineral interests and
   other, net..............................         23.9         24.7
  Other non-current assets.................         30.0         31.4
                                            ------------- ------------
      Total assets.........................       $641.7       $686.5
                                           ============== ============
   LIABILITIES AND STOCKHOLDERS' EQUITY
                 (DEFICIT)
                 ---------
  Current liabilities......................        $90.3       $114.0
  Long-term debt, net of current portion...        575.7        602.5
  Deferred income taxes....................         49.3         61.7
  Other noncurrent liabilities.............         35.5         36.4
  Total stockholders' deficit..............       (109.1)      (128.1)
                                            ------------- ------------

      Total liabilities and stockholders'
       deficit.............................       $641.7       $686.5
                                            ============= ============


                 COMPASS MINERALS INTERNATIONAL, INC.
      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                             (in millions)

                                                  Nine months ended
                                                    September 30,
                                               -----------------------
                                                              2003
                                                  2004      Restated
                                               ----------  -----------
Net cash provided by operating activities.... $     86.8  $      51.4
                                               ----------  -----------
Cash flows from investing activities:
  Capital expenditures.......................      (16.4)        (9.7)
  Acquisition of intangible assets...........        ---        (21.1)
  Other......................................        0.3         (0.2)
                                               ----------  -----------
  Net cash used in investing activities            (16.1)       (31.0)
Cash flows from financing activities:
  Issuance of long-term debt.................        ---        100.0
  Principal payments on long-term debt.......      (30.6)       (30.9)
  Revolver activity..........................      (14.0)        17.5
  Payments of notes due to related parties...        ---         (1.5)
  Dividends paid.............................      (21.0)      (103.7)
  Repurchase of Preferred Stock..............        ---         (6.6)
  Payments to acquire treasury stock.........        ---         (9.8)
  Proceeds from the exercise of stock options        1.2          0.3
  Capital contribution.......................        ---          8.8
  Deferred financing costs...................       (0.1)        (4.2)
                                               ----------  -----------

Net cash used in financing activities........      (64.5)       (30.1)
Effect of exchange rate changes on cash and
 cash equivalents............................       (0.5)         1.4
                                               ----------  -----------

  Net increase (decrease) in cash and cash
   equivalents...............................        5.7         (8.3)
Cash and cash equivalents, beginning of
 period......................................        2.6         11.9
                                               ----------  -----------
Cash and cash equivalents, end of period..... $      8.3  $       3.6
                                               ==========  ===========


                 COMPASS MINERALS INTERNATIONAL, INC.
                    SEGMENT INFORMATION (unaudited)
                             (in millions)

 Three months ended September 30, 2004    Salt  Potash Other(a) Total
---------------------------------------- ------ ------ -------- ------

Sales to external customers.............$ 94.4 $ 17.3 $    --- $111.7
Intersegment sales......................   ---    2.6     (2.6)   ---
Cost of sales - shipping and handling
 costs..................................  25.2    2.6      ---   27.8
Operating earnings (loss)...............  12.8    5.0     (5.8)  12.0
Depreciation, depletion and amortization   8.1    2.0      ---   10.1
Total assets............................ 485.9  134.6     21.2  641.7

 Three months ended September 30, 2003    Salt  Potash Other(a) Total
---------------------------------------- ------ ------ -------- ------

Sales to external customers.............$ 85.0 $ 12.1 $    --- $ 97.1
Intersegment sales......................   ---    2.5     (2.5)   ---
Cost of sales - shipping and handling
 costs..................................  22.0    2.1      ---   24.1
 Operating earnings (loss)..............   9.4    1.4     (4.1)   6.7
Depreciation, depletion and amortization   9.7    2.1      ---   11.8
Total assets............................ 462.5  136.1     21.7  620.3

 Nine months ended September 30, 2004    Salt  Potash  Other(a) Total
--------------------------------------- ------ ------- -------- ------

Sales to external customers............$397.4 $  61.7 $    --- $459.1
Intersegment sales.....................   ---     7.4     (7.4)   ---
Cost of sales - shipping and handling
 costs................................. 115.1     9.8      ---  124.9
Operating earnings (loss)..............  79.3    14.2    (16.8)  76.7
Depreciation, depletion and
 amortization..........................  24.4     6.0      ---   30.4

  Nine months ended September 30, 2003    Salt  Potash Other(a) Total
---------------------------------------- ------ ------ -------- ------

Sales to external customers.............$359.8 $ 38.7 $    --- $398.5
Intersegment sales......................   ---    6.4     (6.4)   ---
Cost of sales - shipping and handling
 costs.................................. 102.9    6.4      ---  109.3
 Operating earnings (loss)..............  63.6    4.2    (12.4)  55.4
Depreciation, depletion and amortization  25.2    6.0      ---   31.2

(a) "Other" includes corporate entities and eliminations.


                 COMPASS MINERALS INTERNATIONAL, INC.
           CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
         For the years ended December 31, 2003, 2002 and 2001
                   (in millions, except share data)

                                     2003        2003         2002
                                   As Filed    Restated     As Filed
                                  ----------- ----------- ------------

Sales............................     $600.6      $600.6       $502.6
Cost of sales - shipping and
 handling........................      165.3       165.3        137.5
Cost of sales - products.........      288.3       288.3        239.2
                                  ----------- ----------- ------------

  Gross profit...................      147.0       147.0        125.9
Selling, general and
 administrative expenses.........       49.0        49.0         40.6
Restructuring and other charges..        2.4         2.4          7.7
                                  ----------- ----------- ------------

Operating earnings...............       95.6        95.6         77.6

Other (income) expense:
Interest expense.................       56.3        56.3         42.4
Other, net.......................        3.7         3.7          4.9
                                  ----------- ----------- ------------

  Income before income taxes.....       35.6        35.6         30.3

Income tax expense...............        8.4         3.3         11.4
                                  ----------- ----------- ------------

Net income.......................       27.2        32.3         18.9
Dividends on redeemable preferred
 stock...........................        1.2         1.2         10.6
Gain on redemption of preferred
 stock...........................       (8.2)       (8.2)         ---
                                  ----------- ----------- ------------

Net income available for common
 stock...........................      $34.2       $39.3         $8.3
                                  =========== =========== ============

Net income per share, basic......      $1.05       $1.21        $0.24
Net income per share, diluted....       1.01        1.15         0.23

Basic weighted-average shares
 outstanding..................... 32,492,792  32,492,792   35,039,110
Diluted weighted-average shares
 outstanding..................... 33,983,983  33,983,983   35,474,539

                                         2002       2001       2001
                                       Restated   As Filed   Restated
                                     ----------- ---------- ----------

Sales................................    $502.6     $523.2     $523.2
Cost of sales - shipping and handling     137.5      143.2      143.2
Cost of sales - products.............     239.2      257.0      257.0
                                     ----------- ---------- ----------

  Gross profit.......................     125.9      123.0      123.0
Selling, general and administrative
 expenses............................      40.6       38.9       38.9
Restructuring and other charges......       7.7       27.0       27.0
                                     ----------- ---------- ----------

Operating earnings...................      77.6       57.1       57.1
Other (income) expense:
Interest expense.....................      42.4       14.4       14.4
Other, net...........................       4.9       (3.1)      (3.1)
                                     ----------- ---------- ----------
  Income before income taxes.........      30.3       45.8       45.8
Income tax expense...................      13.3       26.8       17.3
                                     ----------- ---------- ----------

Net income...........................      17.0       19.0       28.5
Dividends on redeemable preferred
 stock...............................      10.6        0.8        0.8
Gain on redemption of preferred stock       ---        ---        ---
                                     ----------- ---------- ----------

Net income available for common stock      $6.4      $18.2      $27.7
                                     =========== ========== ==========

Net income per share, basic..........     $0.18      $5.65      $8.60
Net income per share, diluted........      0.18       5.65       8.60

Basic weighted-average shares
 outstanding.........................35,039,110  3,220,724  3,220,724
Diluted weighted-average shares
 outstanding.........................35,474,539  3,220,724  3,220,724

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's registration statement on form S-1 filed with the Securities and Exchange Commission on September 27, 2004. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.

    CONTACT: Compass Minerals International, Inc.
             Rodney L. Underdown, 913-344-9395
             or
             Peggy Landon, 913-344-9315